UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

 Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): March 12, 2013

 Stericycle, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

 28161 North Keith Drive

 Lake Forest, Illinois 60045

(Address of principal executive offices including zip code)

 (847) 367-5910

(Registrant's telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]

Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

[    ]

Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

[    ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

[    ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

On March 12, 2013, we were served with a class action complaint filed in the U.S. District Court for the Western District of Pennsylvania (Case 1:13-cv-00071-SJM) by an individual plaintiff for itself and on behalf of all other “similarly situated” customers of ours. The complaint alleges, among other things, that we imposed unauthorized or excessive price increases and other charges on our customers in violation of the Illinois Consumer Fraud and Deceptive Business Practices Act and our implied contractual duties of good faith and fair dealing. The complaint seeks certification of the lawsuit as a class action and the award to class members of appropriate damages and injunctive relief.

The class action complaint has been filed in the wake of our recent settlement with the State of New York of an investigation under the New York False Claims Act (which the class action complaint describes at some length). In the settlement, which was announced by the New York Attorney General on January 8, 2013, we agreed, without admitting any liability, to pay $820,000 in refunds to customers and $1,580,000 in penalties to the State of New York to settle allegations that we had overcharged New York governmental customers over a 10-year period.

The New York investigation arose out of a qui tam (or “whistleblower”) complaint under the federal False Claims Act and comparable state statutes which were filed under seal in the U.S. District Court for the Northern District of Illinois in April 2008 by a former employee of ours. The complaint was filed on behalf of the United States and 14 states (including New York) and the District of Columbia. New York and Tennessee subsequently issued civil investigative demands to explore the allegations made on their behalf. The New York investigation resulted in the settlement described; Tennessee has not yet decided whether to join the Illinois action.

We believe that we have operated in accordance with the terms of our customer contracts and that the complaint is without merit. We intend to vigorously defend ourselves.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 18, 2013	Stericycle, Inc.

By:	/s/ Frank J.M. ten Brink

Frank J.M. ten Brink
Executive Vice President and Chief Financial Officer